                                                                   Exhibit D(10)
                                 (Overseas Equity B and Overseas Equity C Funds)


                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                                       AND

                         CAPITAL GUARDIAN TRUST COMPANY

                       SUB-INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of the first day of May, 2004 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO"), and Capital Guardian Trust Company, a California corporation ("Advisers");

     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO is engaged in the business of rendering investment advice under the Investment Advisers Act of 1940, and the Advisers is a state-chartered bank exempt from registration under the Investment Advisers Act of 1940; and

     WHEREAS, the Trust is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust offers shares in several classes, including, without limit, the Overseas Equity B Fund and the Overseas Equity C Fund (together with all other classes established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of April 14, 1998 (the "Investment Management Agreement"), pursuant to which it may contract with Advisers as a Sub-Manager as provided for herein;

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER

     (a) Initial Subject Funds. Advisers is hereby appointed and Advisers hereby accepts the appointment to act as investment adviser and manager to the Overseas Equity B Fund and the Overseas Equity C (the "Subject Funds") for the period and on the terms herein set forth, for the compensation herein provided.

     (b) Additional Subject Funds. In the event that the Trust and JHLICO desire to retain Advisers to render investment advisory services hereunder for any other Fund, they shall so notify Advisers in writing. If it is willing to render such services, Advisers shall notify the Trust in writing, whereupon such Fund shall become a Subject Fund hereunder.

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                                       -2-

     (c) Incumbency Certificates. Advisers shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of authorized personnel of Advisers setting forth (by name and title, and including specimen signatures) those individuals of Advisers who are authorized to act on behalf of the Subject Funds pursuant to the provisions of this Agreement. Advisers shall promptly provide supplemental certificates in connection with each additional Subject Fund (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized personnel for any Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for each Subject Fund to accept instructions with respect to that Subject Fund from the authorized personnel of Advisers so named.

     (d) Independent Contractor. Advisers shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

     (e)  Advisers' Representations. Advisers represents, warrants and agrees
          (i) that it is a "bank" as defined in the Investment Advisers Act of 1940 and exempt from registration as an investment adviser under the Investment Advisers Act of 1940, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of Advisers, or of any change in the identity of the personnel who manage the Subject Fund(s), (iv) that it has adopted a code of ethics complying with the requirements of Rule 17j-1 of the Securities and Exchange Commission (the "SEC") under the 1940 Act and has provided true and complete copies of such code to the Trust and to JHLICO, and has adopted procedures reasonably designed to prevent violations of such code, and
          (v) that, if applicable, it has furnished the Trust and JHLICO each with a copy of Advisers' Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     Advisers will provide for each Subject Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as established by the Trust and JHLICO. From time to time, JHLICO or the Trust may provide Advisers in writing (including, without limit, electronic communication) with additional or amended investment policies, procedures, guidelines and restrictions with the opportunity for prior review by Advisers. Advisers, as Sub-Manager, will use due care to manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), provisions of the 1940 Act and all other applicable laws and regulations deemed to be Sub-Advisers' duty under the Subject Funds' compliance manual and procedures (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to Advisers in writing by JHLICO or the Trust from time to time) as is mutually agreed to from time to time, such agreement not to be unreasonably withheld. By its signature below, Advisers acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

     Advisers will, at its own expense:

     (a) upon request, furnish the Trust with research, economic and statistical data in connection with said Fund's investments and investment policies including , without limit, investment policy decisions to be made by the Trust's Board of Trustees or any committee thereof regarding the Subject Fund;

     (b) submit such reports and information as JHLICO or the Trust's Board of Trustees may reasonably request, to reasonably assist the custodian in its determination of the market value of securities held in the Subject Fund;

     (c) place orders for purchases and sales of portfolio investments for the Subject Fund;

     (d) give instructions to the Subject Funds' custodian concerning the delivery of securities and transfer of cash for the Subject Funds;

     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust;

     (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets for each transaction effected for the Subject Funds, and promptly forward to the custodian copies of all brokerage or dealer confirmations;

     (g) as soon as practicable following the end of each calendar month, provide JHLICO with written statements showing all transactions effected for the Subject Funds during the month, a summary listing all investments held in the Subject Funds as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Funds;

     (h) subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Funds in accordance with Advisers' proxy voting policy as most recently supplied to JHLICO, or in such other manner as JHLICO and Advisers may reasonably agree upon from time to time; and

     (i) provide timely information to JHLICO and the Trust concerning Advisers and its activities hereunder in connection with the Subject Funds to assure accurate disclosure of such matters (including information necessary to make the statements not misleading) in any Prospectus, Statement of Additional Information or registration statement of the Trust or JHLICO, or in any sales literature or materials for the sale or distribution of the Trust's shares, it being understood that JHLICO and the Trust shall otherwise be solely responsible for the accuracy of such documents.

     On its own initiative, Advisers will apprise JHLICO and the Trust of important economic developments materially affecting the marketplace or the Subject Funds, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. Advisers will also make its personnel available in Boston or other reasonable locations as often as quarterly to discuss the Subject Funds and Advisers' management thereof, to educate JHLICO sales personnel with respect thereto (in such manner and format as the parties reasonably agree upon from time to time), and for such other purposes as the Trust or JHLICO may reasonably request.

     The Trust and JHLICO will provide timely information to Advisers regarding such matters as purchases and redemptions of shares in the Subject Funds and the cash requirements of, and cash available for investment in, the Subject Funds. JHLICO will timely provide Advisers with copies of monthly accounting statements for the Subject Funds, and such other information (including, without limitation, reports concerning the classification of portfolio securities of the Subject Funds for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for Advisers to perform its responsibilities hereunder.

     Advisers shall have no duty or obligation to the Trust or to JHLICO, and shall not be expected or responsible to perform any service or function with respect thereto, except as is expressly stated in this Agreement.

3.   ALLOCATION OF EXPENSES.

     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

     (a) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

     (b)  custodian fees and expenses;

     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

     (d)  interest payable on the Trust's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-ADVISORY FEES.

     For all of the services rendered with respect to the Subject Funds as herein provided, JHLICO shall pay to Advisers a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets (as defined below) of the Subject Funds, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to a Subject Fund during any calendar month, the fee with respect to such Fund accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean a Subject Fund's net assets as of the most recent preceding day for which that Subject Fund's net assets were determined by the Subject Fund's Custodian or by the Subject Fund's administrator, as the case may be.

5.   FUND TRANSACTIONS.

     In connection with the investment and reinvestment of the assets of a Subject Fund, Advisers is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Fund. Advisers shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, Advisers shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to the Advisers, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Advisers shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

     Advisers will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Fund.

6.   OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Trust shall own and control all records maintained hereunder by Advisers on the Trust's behalf and, in the event of termination of this Agreement with respect to any Subject Fund for any reason, upon request of the Trust or its designee, all records relating to that Fund shall be promptly returned to the Trust, free from any claim or retention of rights by Advisers, provided that (subject to the last paragraph of this Section 6) Advisers may retain copies of such records. Advisers also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. Advisers further agrees that with respect to its activities hereunder, it shall maintain, prepare and preserve such books and records as are required in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2, and supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. Advisers shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Advisers.

     Advisers shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or (after reasonable notice to the Trust) if such disclosure is expressly requested by applicable federal or state regulatory authorities.

7.   LIABILITY; STANDARD OF CARE.

     No provision of this Agreement shall be deemed to protect Advisers against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. No provision of this Agreement shall be deemed to protect JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. Advisers shall employ only qualified personnel to manage a Subject Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) use due care to comply with the investment policies, guidelines and restrictions of each Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage each Subject Fund (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such purposes) as a regulated investment company in accordance with subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Trust; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Advisers shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective with respect to a Subject Fund described in paragraph 1(a) hereof on the date hereof; and, with respect to any additional Subject Fund described in paragraph 1(b) hereof, on the date of receipt by the Trust of notice from Advisers in accordance with said paragraph that it is willing to serve with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to a Subject Fund described in paragraph 1(a) hereof for two years from the effective date with respect to that Fund and, with respect to each additional Subject Fund described in paragraph 1(b) hereof, until two years following the date on which such Fund becomes a Subject Fund hereunder, and shall continue in full force and effect thereafter with respect to each Subject Fund so long as such continuance with respect to any such Fund is approved at least annually (a) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of such Fund, and (b) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

          Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated with respect to any Subject Fund at any time, without payment of any penalty, by vote of the trustees of the Trust or by vote of a majority of the outstanding shares of such Fund, by Advisers on at least sixty days' written notice to the Trust and JHLICO, or by JHLICO on at least sixty days' written notice to the Trust and Advisers.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (other than as permitted pursuant to Section 15 below) or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE; USE OF ADVISERS' NAME AND LOGO.

     (a) The services of Advisers to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Advisers and of its subsidiaries and affiliates may continue to engage in providing Fund management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

     (b) The parties agree that the name "Capital Guardian Trust Company", the names of the Advisers' affiliates within The Capital Group Companies, Inc. as listed on Schedule II to this Agreement, and any logo or trade or service mark (including but not limited to the American Funds Group of mutual funds) (collectively referred to as the "Protected Information"), are the valuable property of the Advisers and its affiliates. The Trust and JHLICO shall have the right to use the Protected Information provided that, prior to distribution of any materials which refer to Advisers or the Protected Information, JHLICO shall consult with Advisers and shall furnish to Advisers a copy of such materials. Advisers agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if Advisers reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and the Protected Information are used.

10.  AVOIDANCE OF INCONSISTENT POSITION.

     In connection with the purchase and sale of portfolio securities of a Subject Fund, Advisers and its directors, officers and employees will not act as principal or agent or receive any commission. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other accounts by Advisers or its affiliates, if orders are allocated in a manner deemed equitable by Advisers among the accounts and at a price approximately averaged.

     Advisers will not consult with any other sub-manager to a Subject Fund or to any other Fund of the Trust concerning transactions of any Subject Fund in securities or other assets, except as such consultations may be reasonable necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d-3 under the 1940 Act.

11.  AMENDMENT.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing agreed to by the parties hereto. Additionally, no amendment of this Agreement shall be effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of that Fund, and
(b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

12.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  NOTICES

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

     ADVISERS:           Capital Guardian Trust Company
                         333 South Hope Street
                         Los Angeles, CA 90072
                         Attn: Treasurer
                         Fax #: (213) 486-9218

     JHLICO:             John Hancock Life Insurance Company
                         200 Clarendon Street
                         P.O. Box 111
                         Boston, MA 02117
                         Attention: Raymond F. Skiba
                         Fax #: 617-572-4953

     TRUST:              John Hancock Variable Series Trust I
                         200 Clarendon Street
                         P.O. Box 111
                         Boston, MA 02117
                         Attention: Raymond F. Skiba
                         Fax #: 617-572-4953

14.  GOVERNING LAW.

     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.  ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                   JOHN HANCOCK VARIABLE SERIES TRUST I


                                          By:
--------------------------------------       -----------------------------------
                                          Title:
--------------------------------------          --------------------------------

ATTEST:                                   JOHN HANCOCK LIFE INSURANCE COMPANY


                                          By:
--------------------------------------       -----------------------------------
                                          Title:
--------------------------------------          --------------------------------

ATTEST:                                   CAPITAL GUARDIAN TRUST COMPANY


                                          By:
--------------------------------------       -----------------------------------
                                          Title:
--------------------------------------          --------------------------------

                                   SCHEDULE I

                                      FEES
                                      ----

Current Net Assets Under Management                        Sub-Advisory Fee
-----------------------------------                        ----------------

For the Overseas Equity B Fund:
-------------------------------
   On the first $300 million              60 basis points (0.60%) per annum
   On the next $200 million               40 basis points (0.40%) per annum
   On amounts over $500 million           35 basis points (0.35%) per annum

For the Overseas Equity C Fund:
-------------------------------
   On the first $300 million              60 basis points (0.60%) per annum
   On the next $200 million               40 basis points (0.40%) per annum
   On amounts over $500 million           35 basis points (0.35%) per annum

                                   SCHEDULE II

              The Capital Group Companies, Inc. and its Affiliates
              ----------------------------------------------------

1.   AFD          American Funds Distributors, Inc.
2.   AFS          American Funds Service Company
3.   CGC          The Capital Group Companies, Inc.
4.   CGII         Capital Group International, Inc.
5.   CGRI         Capital Group Research, Inc.
6.   CGCI         Capital Guardian (Canada), Inc.
7.   CGRC         Capital Guardian Research Company
8.   CGTC         Capital Guardian Trust Company
9.   CGTN         Capital Guardian Trust Company, a Nevada Corporation
10.  CIAC         Capital International Advisory Company S.A.
11.  CIACFMC      Capital International All Countries Fund Management Company
                   S.A.
12.  CIEFMC       Capital International Europe Fund Management Company
13.  CIGSMC       Capital International Global Small Cap Fund Management Company
                   S.A.
14.  CII          Capital International, Inc.
15.  CIKK         Capital International K.K.
16.  CIKFMC       Capital International Kokusai Fund Management Company S.A.
17.  CIL          Capital International Limited
18.  CIL-B        Capital International Limited (Bermuda)
19.  CIMC         Capital International Management Company S.A.
20.  CIRI         Capital International Research, Inc.
21.  CISA         Capital International S.A.
22.  CMS          Capital Management Services, Inc.
23.  CRC          Capital Research Company
24.  CRMC         Capital Research and Management Company
25.  CSR          Capital Strategy Research, Inc.
26.  CIHACFMC     CIHAC Fund Management Company S.A.
27.  CIAM         Capital International Asset Management, Inc.
28.  CIAM Canada  Capital International Asset Management (Canada), Inc.
29.  CIFS         Capital International Financial Services, Inc.